Exhibit 4.5

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) made effective as of August 27th, 2025 (the “Effective Date”), by and among iTonic Corporation, a Delaware corporation (the “Target”), the current shareholder listed members (the “Selling Shareholders”), each being a shareholder of the Target, and Pheton Holdings Ltd, a company whose Class A ordinary shares are listed on the Nasdaq Capital Market under the symbol “PTHL” (“Buyer”), each of the Target, Selling Shareholder, and the Buyer shall be referred to herein as a “Party” and collectively, the “Parties.”

WHEREAS, the Buyer desires to acquire from the Selling Shareholders the number of shares of the Target set forth opposite their respective names in Exhibit A (the “Sold Shares”), pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, as consideration for the sale and transfer of such shares of the Target to the Buyer, the Buyer shall issue to the Selling Shareholders an aggregate of 4,000,000 newly issued Class A ordinary shares of the Buyer (the “Buyer Shares”) and up to 3,000,000 warrants to purchase Class A ordinary shares of the Buyer (the “Warrants”), all on the terms set forth herein; and

WHEREAS, the Parties have agreed that as result of the transaction contemplated herein, Buyer shall receive at Closing 5,100 shares of common stock, representing 51.00% of the issued and outstanding share capital of the Target as of the Closing Date on a Fully Diluted Basis.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	Definitions

1.1.	For purposes hereof:

“Accounts Date” means December 31, 2024.

“Affiliate” means with respect to any person or entity, any person or entity directly or indirectly, through one or more intermediaries, Controlling such person, Controlled by or under common control with such person or entity. For this purpose: “Control” shall mean : (i) the ability to direct, or cause the direction of, the management and policies of the relevant person, whether through the ownership of voting securities, by contract or otherwise, and whether directly or indirectly, or (ii) the beneficial ownership (directly or indirectly, including through one or more intermediaries) of 50% or more of the ownership interests in such person, including the issued and outstanding share capital, voting rights or other ownership interests or the right to appoint the majority of the directors (or the equivalent thereof) in such person.

“Applicable Laws” means all laws, regulations, directives, statutes, subordinate legislation, all judgments, orders, notices, instructions, decisions and awards of any court or competent authority or tribunal exercising statutory or delegated powers issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all statutory guidance and policy notes having a force of law, in each case to the extent applicable to the parties or any of them or as the context requires.

“Business Day” means a day other than: (i) any Friday, Saturday or Sunday, or (ii) any other day on which commercial banks in People’s Republic of China or United Stated of America are generally closed for business.

“Closing Date” means August 27th, 2025.

“Closing Failure” means the failure of the Closing to occur on or before the Closing Date (or such other date as the Parties may agree in writing), due to any reason not caused by or agreed to in writing by both the Buyer and the Seller. For the avoidance of doubt, a Closing Failure shall be deemed to have occurred in any of the following circumstances: (i) unfulfillment of any of the conditions set forth in Sections 3.2 to 3.4; (ii) breach of representations and warranties as set forth in Sections 6, 7, and/or 8;

“Common Stock” means shares of common stock of the Target;

“DGCL” means the Delaware General Corporation Law;

“Disclosed” means fully, fairly and specifically disclosed in the Disclosure Schedule.

“Encumbrances” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option, right of first refusal, right of first negotiation, right of first notice, preemptive right, title reversion agreement, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement except for any encumbrance or other restriction imposed directly pursuant to this Agreement or under any applicable law.

“FDA” means U.S. Food & Drug Administration.

“CFIUS” means the Committee on Foreign Investment in the United States (CFIUS).

“DPA” means the Defense Production Act of 1950, as amended, including all implementing regulations thereof.

“DPA Triggering Rights” means (i) “control” (as defined in the DPA); (ii) access to any “material non-public technical information” (as defined in the DPA) in the possession of the Target; (iii) membership or observer rights on the board of directors or equivalent governing body of the Target or the right to nominate an individual to a position on the board of directors or equivalent governing body of the Target; (iv) any involvement, other than through the voting of shares, in substantive decision-making of the Target regarding (x) the use, development, acquisition or release of any Target “critical technology” (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Target, or (z) the management, operation, manufacture, or supply of“covered investment critical infrastructure” (as defined in the DPA).

“FCPA” U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Financial Statements” means the annual financial statements (including balance sheet, income statement and statement of cash flows) of the Target prepared in accordance with U.S. GAAP and audited by a Reputable International Accounting Firm.

“Fully Diluted Basis” means with respect to any person, all issued and outstanding share capital of any class, warrants, options, convertible loans, rights and convertible securities of such person, all on an as-if exercised and as-converted basis (including all rights and promises of any kind that could directly or indirectly result in any right to receive or purchase any of the foregoing).

“GAAP” means generally accepted accounting principles in the United States, applied on a consistent basis throughout the periods indicated.

“Governmental Entity” means any government or governmental or regulatory body thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any competent court or arbitral body, exercising executive, legislative, judicial, regulatory or administrative functions, including but not limited to the SEC, the FDA and any applicable tax authority.

“Intellectual Property” means patents, utility models, trademarks, service marks, trade and business names, registered designs, design rights, copyright rights, trade secrets, confidential information of all kinds and other similar proprietary rights which may subsist in any part of the world and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and rights to apply for such registrations;

“Material Adverse Effect” means an effect, event, circumstance, development or change that is materially adverse to the business, assets (including intangible assets), liabilities, condition (financial or otherwise) property or results of operation of the Target (calculated on the basis of consolidating the financial results of the Target), except that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Material Adverse Effect has occurred: (a) any changes to global or local economic, political, financial or securities market conditions; (b) any changes or developments in conditions in the industries or markets in which the Target operates, (c) any act of war (whether or not declared), armed hostilities or terrorism, or any escalation or worsening of any such act of war, armed hostilities or terrorism threatened or underway as of the date of this Agreement; (d) any changes in applicable laws or regulations or GAAP or other accounting standards or the interpretation thereof which are applicable to the Target); (e) any effect, event, circumstance, development or change resulting from the announcement of the Transaction or the identity of the Buyer; or (f) any material international or national calamity or earthquake, hurricane, pandemic or other natural disaster or act of God; provided, that in each case of the preceding clauses, such condition or change does not have a disproportionate effect on the Target relative to similarly situated businesses in the industries and jurisdictions in which the Target operates.

“Milestone” and “Milestones” means any of Milestone I through Milestone XII as set forth in the Progress Schedule as Exhibit B.

“Permits” means any approvals, authorizations, consents, licenses or permits of a Governmental Entity.

“Person” or “person” means (i) any individual, firm, company, limited liability company, joint stock corporation or other company, governmental body, joint venture, association, trust or partnership, works council, or any other entity of any kind (whether or not having a separate legal personality), and (ii) a reference to that person’s legal personal representatives and successors;

“Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Progress Schedule” means the schedule set forth in Exhibit B describing the operational performance requirements of the Target that will govern (i) the release of the lock-up restrictions on the Buyer Shares issued at Closing, which shall be subject to the Target’s prior written consent, and (ii) the exercisability of the Warrants issued at Closing, in each case notwithstanding that all such Buyer Shares and Warrants will be issued in full at the Closing.

“Reputable International Accounting Firm” means a firm of independent certified public accountants of internationally recognized standing, with a proven professional reputation, substantial experience, and demonstrated competence in accounting and audit matters, as mutually agreed in writing by the Parties.

“SEC” means the U.S. Securities and Exchange Commission.

“Settlement” means any settlement, compromise, or consent to the entry of judgment.

“Tax” means (i) any federal, state, local or municipal, or non-U.S. Income Tax, gross receipts, capital gains, capital stock, transfer, sales, use, goods and services, harmonized, occupation, property, escheat, abandoned or unclaimed property, excise, estimated, severance, windfall profits, stamp, duty, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, disability, registration or any other taxes, assessments, charges, duties, fees, levies, imposts or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, fines, deficiency assessments, additions to tax, penalties and interest; (ii) any Liability for the payment of any amounts of the type described in clause (i) arising as a result of being (or having been) a member of any affiliated group (or being included (or required to be included) in any Tax Return relating thereto); and (iii) any Liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person, including as a transferee or successor, by contract or otherwise.

“Tax Return” means any report, return, document, statement, declaration, information return or other filing supplied, or required to be supplied, to any Taxing Authority in connection with the determination, assessment, or collection of Taxes, including any attachment, schedule or supplement thereto or amendment thereof.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“TID U.S. Business” means any U.S. business that: (i) produces, designs, tests, manufactures, fabricates, or develops one or more critical technologies; (ii) owns, operates, manufactures, supplies, or services covered investment critical infrastructure; or (iii) maintains or collects, directly or indirectly, sensitive personal data of U.S. citizens.

“Transaction Documents” means this Agreement, Lock-up Agreement, Warrant Agreement, and all other documents and contractual obligations to be executed and delivered in connection herewith and therewith.

1.2.	Terms not defined in Section 1.1, shall have the meaning ascribed to them anywhere else in this Agreement.

1.3.	Words and defined terms denoting the singular number include the plural and vice versa and the use of any gender shall be applicable to all genders.

1.4.	The paragraph headings are for the sake of convenience only and shall not affect the interpretation of this Agreement. The word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions.

1.5.	The recitals, schedules, appendices, annexes and exhibits hereto form an integral part of this Agreement.

2.	The Transaction; The Closing.

2.1.	Issuance of Shares and Warrants; Transfer of Sold Shares. At the Closing, (i) the Buyer shall issue and allot to the Selling Shareholders an aggregate of 4,000,000 newly issued Class A ordinary shares of the Buyer, or the “Buyer Shares,” and warrants to purchase up to 3,000,000 Class A ordinary shares of the Buyer, or the “Warrants,” in each case subject to the terms and conditions of the lock-up agreement and the warrant agreement attached hereto as Exhibit C and Exhibit D, respectively; and (ii) the Selling Shareholders shall sell, assign, transfer, and deliver to the Buyer their respective Sold Shares in the Target, free and clear of any Liens, as listed in Exhibit A, against receipt of the Buyer Shares and Warrants.

2.2.	Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures on the seventh (7th) Business Day after the date on which all of the conditions to the Closing set forth in Sections 3.2, 3.3, and 3.4 shall have been satisfied or waived by the Party entitled to waive the same (other than those conditions which, by their terms, are to be satisfied or waived at the Closing), or at such other time and place as the Buyer and the Selling Shareholders may jointly designate. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

3.	Actions at Closing and Conditions Precedent.

3.1.	Actions at Closing. At the Closing, the following actions shall occur, all of which shall be deemed to take place simultaneously and no action shall be deemed to have been completed or any document shall be deemed to have been delivered until all such actions have been completed and all such documents have been delivered (unless waived in writing by the relevant Party for whose benefit such action should have been completed or such document or certificate should have been delivered):

3.1.1.	Resolutions. Each of the Parties shall deliver to the other Parties copies of the resolutions and consents of its requisite organs approving the execution, delivery and performance by such Party of this Agreement and any other Transaction Documents it is a party to, including all of the transactions contemplated hereunder and thereunder and all exhibits and appendices attached hereto and thereto;

3.1.2.	Deliverables by the Selling Shareholders and the Target. The Selling Shareholders and the Target shall deliver to the Buyer at Closing:

3.1.2.1.	Shareholders’ Waivers. Waivers by all Selling Shareholders of any unexercised rights of first refusal, preemptive rights, co-sale rights, anti-dilution rights, or any other rights they may have in connection with the transfer of the Sold Shares to the Buyer;

3.1.2.2.	Share Transfer Instruments. Validly executed instruments of transfer (and any necessary stock powers) transferring all Sold Shares from the Selling Shareholders to the Buyer, free and clear of all Liens;

3.1.2.3.	Share Certificates and Register. (i) The share certificates representing the Sold Shares being transferred, duly endorsed for transfer to the Buyer, and (ii) an updated share register of the Target reflecting the Buyer as the sole holder of all issued shares;

3.1.2.4.	Lock-Up and Warrant Agreements. The lock-up agreements and warrant agreements, duly executed by the applicable Selling Shareholders, in the forms attached hereto as Exhibit C and Exhibit D;

3.1.2.5.	Indemnification Agreements. Indemnification Agreements validly executed by the Selling Shareholders/Target.

3.1.2.6.	Other Closing Documents. Such other documents, certificates, and instruments as may be reasonably required by the Buyer to consummate the transactions contemplated hereby.

3.2.	Conditions to Closing of all Parties. The Parties’ obligation to consummate the Closing is subject to the satisfaction and fulfillment, on or before the Closing, of each of the following conditions (any or all of which may be waived, in whole or in part, by the written consent of all Parties hereto, at their sole discretion):

3.2.1.	Consents of Governmental Entities. All consents, approvals, and authorizations of Governmental Entities listed in Disclosure Schedule shall have been obtained and be effective as of the Closing;

3.2.2.	No Injunction. No injunction, order, decree, or law of any Governmental Entity shall be in effect that restrains, prohibits, or makes illegal the consummation of the transactions contemplated hereby; and

3.2.3.	No Proceedings. No legal proceeding shall be pending before any court or Governmental Entity seeking to restrain, prohibit, or materially delay the transactions contemplated hereby.

3.3.	Conditions to Closing by Selling Shareholders. The obligation of the Selling Shareholders to consummate the Closing is subject to the satisfaction or waiver (by the Selling Shareholders, in their sole discretion) on or before the Closing of each of the following conditions:

3.3.1.	Accurate Representations and Warranties. The representations and warranties of the Target and the Buyer contained in Section 6 and 8, respectively, shall have been true and correct when made and shall be true and correct in all material respects as of the Closing (except to the extent expressly made as of an earlier date).

3.3.2.	Performance. The Buyer shall have performed and complied in all material respects with all covenants and obligations contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing.

3.3.3.	No Legal Restraint. No law, order, injunction or decree of any Governmental Entity shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

3.3.4.	Consents; Waivers; Approvals. All consents, approvals, notices and waivers required in connection with the sale and transfer of the Sold Shares (including any rights of first refusal, co-sale, preemptive rights or transfer restrictions under the Target’s organizational documents, shareholder agreements or other contracts) and any required filings with or approvals of Governmental Entities, shall have been obtained or made (or duly waived) and remain in full force and effect.

3.3.5.	Buyer Deliveries; Consideration. The Buyer shall have delivered (a) the Buyer Shares and Warrants to the Selling Shareholders (or escrow agent, as applicable), and (b) all other Buyer closing deliverables required, and duly executed. If any Buyer equity or warrants are to be issued at Closing to the Target or into escrow pursuant to this Agreement, evidence reasonably satisfactory to the Selling Shareholders of such issuance or deposit shall have been provided.

3.3.6.	Buyer Certificates; Authority. The Buyer shall have delivered customary certificates and evidence of corporate/organizational approvals authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

3.4.	Conditions to Closing by the Buyer. The Buyer’s obligation to consummate the Closing is subject to the satisfaction and fulfillment, on or before the Closing, of each of the following conditions (any or all of which may be waived, in whole or in part, by the Target, at its sole discretion):

3.4.1.	Accurate Representations and Warranties. The representations and warranties of the Selling Shareholders set forth in Section 7 and of the Target set forth in Section 6 were true and correct when made and shall be true and correct in all material respects as of the Closing (except to the extent expressly made as of an earlier date).

3.4.2.	Performance. The Selling Shareholders and the Target shall have performed and complied in all material respects with all covenants and obligations in this Agreement required to be performed or complied with by them on or prior to the Closing.

3.4.3.	Consents; Waivers; Approvals. All consents, approvals, notices and waivers required in connection with the sale and transfer of the Sold Shares (including any rights of first refusal, co-sale rights, preemptive rights or transfer restrictions under the Target’s organizational documents, shareholder agreements or other contracts), and any required filings with or approvals of Governmental Entities, shall have been obtained or made (or duly waived) and remain in full force and effect.

3.4.4.	Deliveries; Transfer of Title. The Selling Shareholders shall have delivered (a) certificates representing the Sold Shares (or evidence of book-entry positions) duly endorsed for transfer or accompanied by duly executed stock powers (with medallion guarantee if applicable), free and clear of Encumbrances (other than restrictions under applicable securities laws), and (b) all other closing deliverables required. The Selling Shareholders shall have delivered evidence reasonably satisfactory to the Buyer that the Target’s share register (or equivalent records/transfer ledger) has been, or at Closing will be, updated to reflect the Buyer as the record holder of the Sold Shares.

3.4.5.	No Legal Restraint. No law, order, injunction or decree of any Governmental Entity shall be in effect that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

3.4.6.	No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect with respect to the Target shall have occurred and be continuing as of the Closing.

3.4.7.	Financial Statements. The Target shall have delivered to the Buyer the Financial Statements for the fiscal year ended December 31, 2024.

4.	Post Closing Actions

4.1.	Executive Officers. The individual serving as the chief executive officer of the Target immediately after the Closing will be the same individual (in the same office) as that of the Target immediately prior to the Closing.

4.2.	Post Closing Financial Reporting. Following the Closing, and on quarterly, mid-year and annual basis thereafter, the Selling Shareholders and the Target shall prepare and deliver to the Buyer, within reasonably timelines as follows:

4.2.1.	Reviewed quarterly and half-year financial statements (including balance sheet, income statement, and cash flows) as of each March 31, June 30, and September 30, and for the respective period then ended, for each calendar year until December 31, 2028, prepared in accordance with U.S. GAAP.

4.2.2.	Audited financial statements (including balance sheet, income statement, and cash flow statement) as of, and for the year ended December 31 of each fiscal year until December 31, 2028, prepared in accordance with U.S. GAAP and audited by a reputable international accounting firm.

4.3.	Foreign person Limitations.

4.3.1.	For so long as Buyer holds any shares of capital stock of Target (directly or indirectly), if and for so long as the Target is determined to constitute a “TID U.S. business,” and the Buyer is determined to be a “foreign person” or a “foreign entity,” as defined in Section 721 of the DPA or pursuant to the regulations of CFIUS, the Buyer will immediately cease accessing, and cease permitting any foreign person affiliated with the Buyer, whether affiliated as a limited partner or otherwise, to obtain through the Buyer any Restricted Information, and will forfeit, cancel, terminate, and remove all such access for itself and all other foreign persons to the fullest extent possible.

4.3.2.	If Buyer is determined to be a “foreign person” or a “foreign entity,” as defined in Section 721 of the DPA or pursuant to the regulations of CFIUS, and for so long as the Target is determined to constitute a “TID U.S. business,” the Target will not provide, and Buyer will immediately forfeit, cancel, terminate, and remove from itself and all other foreign persons to the fullest extent possible, to any DPA Triggering Rights.

4.3.3.	If any governmental authority of competent jurisdiction determines that Buyer’s ownership or rights in the Target must be limited, forfeited, cancelled, or divested to avoid, mitigate, or remedy any violation of applicable Law, then Buyer will return, forfeit, and relinquish any number of shares of capital stock it holds in the Target, and any rights or privileges associated with any such shares, in each case as legally required in order for the Target to avoid, mitigate, or remedy any violation or non-compliance with Law that relates in any way to Buyer being determined to be a “foreign person” or a “foreign entity,” as defined in Section 721 of the DPA or pursuant to the regulations of CFIUS. Correspondingly, the Selling Shareholders shall, on a pro rata basis, surrender and return to Buyer a portion of the Buyer Shares and Warrants received as consideration, in proportion to the Sold Shares forfeited by Target; provided, that Selling Shareholders’ return obligation shall be limited to eighty percent (80%) of the calculated amount, with the remaining twenty percent (20%) deemed finally earned and non-returnable.

4.4.	FCPA. For so long as the Buyer holds any shares of capital stock of Target (directly or indirectly), Buyer covenants that that it shall not (and shall not permit any of its subsidiaries or Affiliates or any of its or their respective designees, directors, officers, managers, employees, independent contractors, representatives or agents to) cause the Target to, or act on behalf of the Target to, promise, authorize or make any payment to, or otherwise contribute any item of value to, directly or indirectly, to any third party, including any Non-U.S. Official (as such term is defined in the FCPA), in each case, in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Buyer further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) cease all of its or their respective known activities, as well as remediate any known actions taken by the Buyer, its subsidiaries or Affiliates, or any of their respective directors, officers, managers, employees, independent contractors, representatives or agents in violation of the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. The Buyer further covenants that it shall (and shall cause each of its subsidiaries and Affiliates to) maintain commercially reasonable systems of internal controls (including, but not limited to, accounting systems, purchasing systems and billing systems) to provide reasonable assurances regarding compliance with the FCPA, the U.K. Bribery Act, or any other applicable anti-bribery or anti-corruption law. Upon request by any Selling Shareholder, the Buyer agrees to provide responsive information and/or certifications to Selling Shareholders concerning its compliance with applicable anti-corruption laws. The Buyer shall promptly notify all Selling Shareholders if the Buyer becomes aware of any allegation, voluntary disclosure, investigation, prosecution or other enforcement action related to the FCPA or any other anti-corruption law. The Buyer shall, and shall cause any direct or indirect subsidiary or entity controlled by it, whether now in existence or formed in the future to make commercially reasonable efforts to comply with the FCPA. The Buyer shall use its commercially reasonable efforts to cause any direct or indirect subsidiary, whether now in existence or formed in the future, to comply in all material respects with all applicable laws.

4.5.	Governmental Approvals and Other Third-Party Consents.

4.5.1.	Each of Buyer and the Target shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the Transaction Documents and the performance of its obligations pursuant to this Agreement and the Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

4.5.2.	Without limiting the generality of Buyer’s undertaking pursuant to this Section 4.5, Buyer agrees to use its reasonable best efforts and to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation Law that may be asserted by any Governmental Entity or any other Person so as to enable the parties hereto to close the transactions contemplated by this Agreement and the Transaction Documents as promptly as possible, including proposing, negotiating, committing to, and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture, or disposition of any of its assets, properties, or businesses or of the assets, properties, or businesses to be acquired by it pursuant to this Agreement and the Transaction Documents as are required to be divested in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement and the Transaction Documents. In addition, Buyer shall use its reasonable best efforts to defend through litigation on the merits any claim asserted in court by any Person in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would prevent the consummation of the Closing.

4.5.3.	All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party before any Governmental Entity or the staff or regulators of any Governmental Entity, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Buyer, a Selling Shareholder or the Target with Governmental Entities in the ordinary course of business, any disclosure which is not permitted by Applicable Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission, or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other parties with respect to any meeting, discussion, appearance or contact with any Governmental Entity or the staff or regulators of any Governmental Entity, with such notice being sufficient to provide the other parties with the opportunity to attend and participate in such meeting, discussion, appearance, or contact.

5.	Anti-Dilution

5.1.	From the Closing until December 31, 2028, if the Target issues or sells any equity securities, or any securities convertible into or exercisable for equity securities (other than (i) issuances under employee equity plans approved prior to the date of this Agreement up to an aggregate cap of 5% of the Target’s issued and outstanding share capital, (ii) issuances upon conversion or exercise of securities outstanding as of the date of this Agreement and disclosed to the Buyer, (iii) bona fide merger or acquisition consideration approved by the Buyer (not to be unreasonably withheld, conditioned or delayed), or (iv) any issuance consented to in writing by the Buyer), and as a result the Buyer’s percentage ownership of the Target’s issued and outstanding share capital falls below the percentage it held immediately after the Closing, then the Selling Shareholders shall, severally and not jointly, and pro rata in accordance with the number of shares each sold at the Closing:

(a) within 10 Business Days after notice from the Buyer, either (1) transfer to the Buyer, from their remaining holdings, such number of fully paid Target shares as are necessary so that, after giving effect to such transfer(s), the Buyer again holds the same percentage of the Target’s issued and outstanding share capital that it held immediately after the Closing, or (2) pay to the Buyer cash equal to the value of such number of shares, determined on a per-share basis as follows:

i.	if the dilutive issuance is for cash, the cash price per share paid by the purchasers in that issuance;

ii.	if the dilutive issuance involves non-cash or mixed consideration, the per-share price implied by that issuance using the good-faith cash value of the consideration as agreed by the parties;

iii.	if a per-share price cannot be reasonably determined under (i) or (ii), the per-share price from the most recent bona fide third-party cash sale of the same class of shares within the prior 12 months; and

iv.	if none of (i)–(iii) applies, the per-share fair market value determined by an independent valuation firm of national standing jointly selected by the parties (failing agreement within 5 Business Days, each party selects a firm and those firms select a third; the third firm’s determination shall be final and binding). The parties share the appraiser’s fees 50/50.

v.	For different classes or series, the per-share price shall be adjusted using the then-applicable conversion or exchange ratio. At the Buyer’s election, the Buyer may receive shares under Section 6.1(a)(1) in lieu of cash while any valuation under this clause is pending.

(b) if any Selling Shareholder lacks sufficient shares to transfer under clause (a)(1) or is legally restricted from transferring such shares, that Selling Shareholder shall satisfy its obligation in cash under clause (a)(2);

(c) the aggregate liability of each Selling Shareholder under this section shall not exceed the purchase price actually received by such Selling Shareholder for the shares sold to the Buyer at the Closing;

(d) the Target (or, if the Target does not provide such notice, the Selling Shareholders) shall provide the Buyer with written notice of any such issuance no later than 5 Business Days prior to the expected closing thereof (or, if earlier notice is not practicable, promptly thereafter), including the type of security, price, amount and expected closing date; the Buyer shall notify the Selling Shareholders within 10 Business Days after receipt of such notice whether it elects shares or cash under clause (a), and settlement shall occur within 10 Business Days thereafter;

(e) nothing in this section obligates the Target to issue any securities to the Buyer; this section establishes a make- whole obligation of the Selling Shareholders in favor of the Buyer; and

(f) the parties acknowledge that monetary damages may be inadequate for a breach of this section; the Buyer shall be entitled to specific performance and injunctive relief to enforce this section, in addition to any other remedies available at law or in equity, subject to the limitations stated above.

6.	Representations & Warranties of the Target

The Target hereby represents and warrants to the Buyer as follows, as of the date hereof and as of the Closing Date (except, to the extent that a representation is expressly made as of a specific date, in which case such representation is, and shall at Closing be, made as at such specified date), and acknowledge that the Buyer is entering into this Agreement in reliance thereon, subject to the disclosures set forth in the Disclosure Schedule attached hereto as Exhibit E (the “Disclosure Schedule”), if any, which disclosures shall be deemed to be part of the representations and warranties made hereunder:

6.1.	Organization, Good Standing. The Target is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as currently conducted. The Target is qualified to do business in each jurisdiction where such qualification is required, except where the failure to qualify would not reasonably be expected to result in a Material Adverse Effect. The Target has the requisite corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The Target is not in violation of any reporting or payment obligations under applicable Delaware law.

6.2.	Authorization; Approvals. The execution, delivery, and performance of this Agreement and the other Transaction Documents by the Target have been duly authorized by all necessary corporate action. Such documents constitute valid and binding obligations of the Target, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, and equitable principles. Subject to the conditions to Closing set forth herein, such execution and performance will not (i) conflict with the Target’s organizational documents, (ii) violate any applicable law or order, (iii) result in a material default under any material agreement, or (iv) result in the termination or impairment of any material license or authorization.

6.3.	Corporate Records. True and complete copies of the Target’s organizational documents have been provided to the Buyer. The statutory books and records of the Target have been properly maintained and contain accurate details of all matters required by applicable law.

6.4.	Insolvency. The Target is not insolvent, has not ceased to pay its debts, and no proceedings have been commenced or threatened relating to its winding up, liquidation, administration, or analogous process.

6.5.	Governmental Entities Consents and Filings. No Permits with any Governmental Entity is required on the part of the Target for the consummation of the transactions contemplated by this Agreement, except for those set out in the Disclosure Schedule.

6.6.	Litigation. There are no claims, actions, suits, proceedings, or investigations pending or, to the Target’s knowledge, threatened against the Target that would reasonably be expected to have a Material Adverse Effect or that challenge the validity of the Transaction Documents or the Target’s ability to consummate the transactions contemplated thereby.

6.7.	Intellectual Property. The Target owns or have a right to use all Intellectual Property that is necessary for the conduct of the Target’s business as currently conducted without any conflict with, violation or infringement (or in the case of third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications, without any violation or infringement to the knowledge of the Target) of the rights of others, including prior employees or consultants, or academic institutions with which any of them are currently affiliated or have been affiliated in the past. To the Target’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Target violates or will violate any license or infringes or will infringe any rights to any patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights, and processes of any other party. There is no outstanding option, license, agreement, claim, encumbrance, or shared ownership interest of any kind relating to the Target Intellectual Property, nor is the Target bound by or a party to any options, licenses, or agreements of any kind with respect to the Intellectual Property of any other person. The Target has not received any written communications alleging that the Target has violated or, by conducting their business, violates any of the Intellectual Property of any other person. The Target has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Target’s business.

6.8.	No Breach. The Target is not in material violation of its organizational documents, any applicable law, or any material contract, judgment, or order. The execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby will not result in such a violation or require the consent of any third party, except as set forth in the Disclosure Schedule.

6.9.	Government Incentives and Grants. The Target has not received or has applied for any grants, incentives, benefits (including tax benefits) and subsidies from any Governmental Entity.

6.10.	Employees and Consultants. The Target is in material compliance with applicable employment and labor laws, has made all required contributions to employee benefit and severance arrangements, and is not a party to any collective bargaining or similar agreements. All contractors are properly classified as independent contractors and may be terminated on short notice. No change of control, transaction, or termination will give rise to any payment, acceleration, or increased benefits to any employee or contractor.

6.11.	Taxes. The Target has duly and timely filed all tax returns and reports (including information returns and reports) as required by applicable law. Each such return or report was true and complete in all material respects when filed. None of such returns or reports has been audited by any taxing authority and the Target has not been advised that any of such returns or reports will be audited. There is no pending (or threatened by written notice delivered to the Target prior to the date hereof) dispute, examination, audit, claim or other action concerning any tax or tax return of the Target claimed or raised by any tax authority. Any and all taxes and other charges due by the Target to any local or foreign tax authorities (including, without limitation, those due in respect of the properties, income, franchises, licenses, sales or payrolls) have been timely paid. The Target has never had any tax deficiency proposed or assessed against it and has not executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. The Target has not incurred any taxes, assessments or governmental charges other than in the ordinary course of business. The Target has made adequate provisions on the Financial Statements and its books of account for all taxes, assessments and governmental charges with respect to its business, properties and operations for the applicable period thereof. The Target is not and has never been subject to tax in any country other than its jurisdiction of incorporation by virtue of being treated as a resident of or having a permanent establishment or other place of business in that country, and no claim has ever been made by a tax authority in a jurisdiction where the Target does not file tax returns that it is or may be subject to taxation by that jurisdiction. The Target has withheld or collected from each payment made to employees, creditors, independent contractors, shareholders, or other third party the amount of all taxes required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories. The Target is not a party to or bound by any tax sharing, tax indemnity, or tax allocation agreement and the Target does not have any liability or potential liability to another party under any such agreement. The Target has not made any elections pursuant Applicable Laws. The Target is not subject to any tax ruling nor has it ever applied to receive any tax determination or ruling. No related party transactions or agreements to which the Target is a party (including, intercompany agreements) is subject to any transfer pricing rules and regulations under applicable law.

6.12.	No Other Representations. The Target acknowledges that it makes the representations and warranties under this Section 6 with the intention of inducing the Buyer to enter into this Agreement and each of the other Transaction Documents and the Buyer enters into this Agreement and the other Transaction Documents on the basis of, and in full reliance on, each of those representations and warranties.

7.	Representations & Warranties of the Selling Shareholders

The Selling Shareholders hereby represents and warrants to the Buyer as follows, as of the date hereof and as of the Closing Date (except, to the extent that a representation is expressly made as of a specific date, in which case such representation is, and shall at Closing be, made as at such specified date), and acknowledge that the Buyer is entering into this Agreement in reliance thereon, subject to the disclosures set forth in the Disclosure Schedule attached hereto as Exhibit E, if any, which disclosures shall be deemed to be part of the representations and warranties made hereunder:

7.1.	Ownership. The outstanding securities of the Target, on a Fully-Diluted Basis, are owned by and registered in the names of such security holders, and in such numbers as specified in the Table in Exhibit A.

7.2.	Authorization; Enforceability. Each Selling Shareholder has full power and authority (and, if an entity, is duly organized, validly existing and in good standing) to execute and deliver this Agreement and the other Transaction Documents to which such Selling Shareholder is a party and to consummate the transactions contemplated hereby and thereby. This Agreement and such other Transaction Documents constitute the valid and legally binding obligations of such Selling Shareholder, enforceable against such Selling Shareholder in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

7.3.	Title to and Ownership of Sold Shares; No Encumbrances. Such Selling Shareholder is the sole legal and beneficial owner of the number of shares ofthe Target set forth opposite such Selling Shareholder’s name in Exhibit A, free and clear of any Encumbrance, preemptive right, right of first refusal, co-sale right, voting agreement, proxy, restriction on transfer (other than restrictions under applicable securities laws and the Target’s organizational documents) or adverse claim. Upon delivery of the certificates (or book-entry transfer) for the Sold Shares at Closing and payment therefor as provided herein, good and valid title to the Sold Shares will pass to Buyer, free and clear of any Encumbrance other than those created by Buyer.

7.4.	No Other Rights; No Options. There are no outstanding options, warrants, purchase rights, conversion rights or other contracts or agreements of any kind to which such Selling Shareholder is a party (or by which it is bound) that obligate such Selling Shareholder to sell, transfer or otherwise dispose of any equity securities of the Target other than the Sold Shares, and no person has any right to acquire from such Selling Shareholder any of the Sold Shares, except as disclosed in Section 7.5 of the Disclosure Schedule. Any required waivers of preemptive, co-sale, first refusal or similar rights applicable to the sale of the Sold Shares have been or will be obtained prior to Closing.

7.5.	Non-Contravention. The execution, delivery and performance by such Selling Shareholder of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate, conflict with or result in a breach of any provision of such Selling Shareholder’s organizational documents (if an entity), (b) violate any applicable law, judgment, order or decree binding on such Selling Shareholder, or (c) result in a breach of or constitute a default under any material agreement to which such Selling Shareholder is a party or by which such Selling Shareholder or the Sold Shares is bound, or give rise to any Encumbrance on the Sold Shares (other than as created by Buyer), except in the case of clauses (b) and (c) as set forth in Section 7.6 of the Disclosure Schedule.

7.6.	Consents and Filings. No consent, approval, waiver, notice, filing or authorization of or with any Governmental Entity or other person is required to be obtained or made by such Selling Shareholder in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents or the sale and transfer of the Sold Shares, other than as set forth in Section 7.7 of the Disclosure Schedule.

7.7.	Litigation. There is no claim, action, suit, arbitration, investigation or proceeding pending or threatened in writing against such Selling Shareholder that challenges or seeks to prevent, enjoin or otherwise delay the sale and transfer of the Sold Shares or the performance by such Selling Shareholder of this Agreement and the other Transaction Documents, except as set forth in Section 7.8 of the Disclosure Schedule.

7.8.	Brokers and Finders. No broker, finder or similar intermediary has been engaged by or is entitled to any brokerage commission, finder’s fee or similar compensation in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Selling Shareholder, except as set forth in Section 7.9 of the Disclosure Schedule (and any such fees shall be solely for the account of the disclosing party).

7.9.	Investment Representations Not Applicable to Seller. The parties acknowledge that this is a secondary transfer by the Selling Shareholders and that no representation regarding the issuance, authorization or valid issuance of any new Target securities is being made by the Selling Shareholders.

7.10.	No Other Representations. Except for the representations and warranties expressly set forth in this Section 7 (as qualified by the Disclosure Schedule), the Selling Shareholders make no other express or implied representation or warranty, and Buyer acknowledges that it has relied solely on the representations and warranties set forth herein, its own investigation and the representations and warranties of the Target contained in Section 6 (Representations and Warranties of the Target).

7.11.	Survival; Several Liability. The representations and warranties of each Selling Shareholder are made severally and not jointly and survive the Closing for a period of three years starting the Closing Date.

8.	Representations & Warranties of Buyer

The Buyer hereby represents and warrants to the other Parties hereto as follows, as of the date hereof and as of the Closing Date (except, to the extent that a representation is expressly made as of a specific date, in which case such representation is, and shall at Closing be, made as at such specified date), and acknowledge that the other Parties are entering into this Agreement in reliance thereon:

8.1.	Authorization. The Buyer has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Buyer has full power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and all other documents which are to be executed and delivered by the Buyer at Closing. All corporate action on the part of the Buyer, its directors and its shareholders, to the extent required under its organizational documents or under any applicable law, for the authorization, execution and delivery of the Transaction Documents and the performance of all obligations of the Buyer have been taken, and the Transaction Documents, when executed and delivered by Buyer, shall constitute valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms except to the extent that such enforceability is subject to, and limited by, (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors ’ rights generally; or (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. Subject to the fulfillment of all conditions to Closing set out in Section 3.2, and 3.3 of this Agreement, the execution, delivery and performance by the Buyer of the Transaction Documents will not constitute a breach of any applicable laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default under (i) any provision of the certificate of incorporation or any other organizational documents of the Target; (ii) any order, judgment or decree of any court or governmental authority by which the Buyer is bound; or (iii) any material agreement or instrument to which the Buyer is a party or by which it is bound.

8.2.	Valid Issuance. The Buyer Shares and Warrants to be issued and delivered by the Buyer at the Closing have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be free and clear of any liens, charges, pledges, or other encumbrances (other than those arising under applicable securities laws, this Agreement, the Lock-Up Agreements, or the Warrant Agreements).

8.3.	Listing Compliance. The Buyer is, as of the date hereof, in compliance in all material respects with the continued listing standards of the Nasdaq Capital Market. The Buyer has taken, or will take prior to the Closing, all necessary actions to (i) cause the Buyer Shares and Warrants to be issued at Closing; (ii) ensure that such issuance is exempt from registration under the U.S. Securities Act of 1933, as amended, pursuant to Regulation S or Regulation D thereunder, as applicable; and (iii) rely on the “home country practice” exemption available to Foreign Private Issuers under Nasdaq Listing Rule 5615(a)(3) in order to dispense with the requirement for shareholder approval under Nasdaq Listing Rule 5635, to the extent applicable to the transactions contemplated herein.

8.4.	Brokers and Finders. The Buyer has not employed or made any agreement with any broker, finder or similar agent or any person or firm, which will result in the obligation of any of the Target, to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

8.5.	Foreign Person Status. For so long as the Target is determined to constitute a “TID U.S. business” and Buyer is determined to be a “foreign person” or “foreign entity,” the Buyer does not permit any foreign person affiliated with the Buyer, whether affiliated as a limited partner or otherwise, to obtain through the Buyer any of the following with respect to the Target (the “Restricted Information”): (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the Target; (ii) membership or observer rights on the board of directors or equivalent governing body of the Target or the right to nominate an individual to a position on the board of directors or equivalent governing body of the Target; (iii) any involvement, other than through the voting of shares, in the substantive decision-making of the Target regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the Target, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the Target (as defined in the DPA).

9.	Indemnification

9.1.	Effectiveness; Survival.

9.1.1.	Subject to Section 10 relating to Taxes, the representations and warranties of the Selling Shareholders contained Section 7 in this Agreement and all covenants and agreements ofthe Selling Shareholders that are to be performed prior to the Closing will survive the Closing for a period of one year after the Closing Date; provided, that, the Fundamental Matters will survive until the date that is the three (3) year anniversary of the Closing Date. For the purpose of this section, “Fundamental Matters” means representations and warranties set forth in Section 7.3 (Authorization; Enforceability), Section 7.4 (Title to and Ownership of Sold Shares; No Encumbrances), Section 7.5 (No Other Rights; No Options), Section 7.6 (Non-Contravention), Section 7.7 (Consents and Filings) and Section 7.9 (Brokers and Finders). Subject to Section 10 relating to Taxes, all of the covenants contained in this Agreement will survive the Closing until fully performed and remain in full force and effect in accordance with their terms, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Buyer. Notwithstanding the preceding sentences, any breach of any covenant, agreement, representation or warranty in respect of which indemnification may be sought under this Agreement that by their nature are required to be performed after the Closing will survive the time at which it would otherwise terminate pursuant to the preceding sentences, if notice of such breach giving rise to such right of indemnification will have been given to the Selling Shareholder against whom such indemnification may be sought prior to such time. The Buyer and the Selling Shareholders acknowledge and agree that with respect to any claim that the Buyer may have against any Selling Shareholder that is permitted pursuant to the terms of this Agreement, the survival periods set forth and agreed to in this section will govern when any such claim may be brought and will replace and supersede any statute of limitations that may otherwise be applicable. The Selling Shareholders further agree that no investigation or knowledge of the subject matter of any representation or warranty by the Buyer, whether before or after the Closing, will affect the Buyer’s right to indemnification under this section.

9.2.	Indemnification.

(a) Subject to Section 10 (Taxes) and the provisions of this section, including the limitations set forth in Section 9.4, each Selling Shareholder agrees, severally and not jointly, to indemnify the Buyer and its Affiliates, directors, managers, officers, employees, successors, permitted assigns, agents, and representatives (collectively, the “Buyer Indemnitees”) and hold them harmless from any and all Damages incurred or suffered by any Buyer Indemnitee to the extent arising out of or relating to:

(i)	any breach of any representation or warranty of such Selling Shareholder in this Agreement or any failure of any such representation or warranty to be true and correct (except for those that by their terms address a specified date, which need only be true and correct as of that date);

(ii)	any breach of any covenant or agreement made or to be performed by such Selling Shareholder pursuant to this Agreement; or

(iii)	any Liability arising directly from: (A) any Action filed with or by any Governmental Authority prior to the Closing Date; (B) an Action set forth in the Disclosure Schedule; (C) any other Action filed prior to the Closing Date; (D) any breach of any covenant or agreement made or to be performed by such Selling Shareholder under this Agreement; and (E) any event, circumstance, or potential Action occurring or existing on or before the Closing Date, even if such claim, demand, or cause of action is asserted or becomes known after the Closing Date.

(b) Subject to Section 10 relating to Taxes and the provisions of this section, including the limitations set forth in Section 9.4 effective at and after the Closing, Buyer agrees to indemnify the Selling Shareholders and their Affiliates, directors, officers, employees, successors, permitted assigns, agents and representatives (collectively, the “Selling Shareholder Indemnitees”) against and agrees to hold each of them harmless from any and all Damages incurred or suffered by any Selling Shareholder Indemnitee to the extent arising out of or relating to:

(i)	any breach of any representation or warranty of Buyer in Section 8 of this Agreement or any failure of any representation or warranty of Buyer in Section 10 of this Agreement to be true and correct (except in the case of any representation or warranty that by its terms addresses matters only as of another specified date, which need be so true and correct only as of such specified date); or

(ii)	any breach of covenant or agreement made or to be performed by Buyer pursuant to this Agreement.

(c) For all purposes hereunder, the determination of (i) the amount of Damages subject to indemnification pursuant to this section, and (ii) whether the representations and warranties giving rise to such right to indemnification have been breached, will be made without regard to any qualification or exception contained in such representation or warranty relating to materiality, Material Adverse Effect or other similar qualifications or exceptions contained in or otherwise applicable to such representation or warranty.

9.3.	Procedures.

Except with respect to Tax Claims, which are addressed in Section 10, claims for indemnification under this Agreement will be asserted and resolved as follows:

(a) Any Buyer Indemnitee or Selling Shareholder Indemnitee seeking indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted against the Indemnified Party by a third party (“Third Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2 will promptly notify in writing (a “Claim Notice”) the other Party (the “Indemnifying Party”) of the Third Party Claim (and in any event within 20 Business Days after receipt by such Indemnified Party of written notice of the Third Party Claim), which Claim Notice will describe in reasonable detail the nature of the Third Party Claim, including the basis of the Indemnified Party’s request for indemnification under this Agreement and a reasonable estimate of any Damages suffered or expected to be suffered with respect thereto; provided, that, failure to promptly provide such Claim Notice will not relieve the Indemnifying Party of its indemnification obligations provided under this Agreement except to the extent the Indemnifying Party will have been prejudiced as a result of such failure or delay. The Indemnified Party will promptly provide the Indemnifying Party with a copy of all papers served with respect to such claim (if any) promptly upon receipt thereof by the Indemnified Party.

9.3.1.1.	(b) The Indemnifying Party will have the right to participate in the defense of any Third Party Claim at any time and, subject to the limitations contained in this Section 9.3(b), assume and control the defense thereof. The Indemnifying Party will promptly notify the Indemnified Party (and in any event within 15 Business Days after having received any Claim Notice) with respect to whether or not it is exercising its right to assume and control the defense of any such Third Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume and control the defense of the Third Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Damage under this section, then the Indemnifying Party will have the right to defend such Third Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party, in all appropriate proceedings, to a final conclusion or Settlement at the discretion of the Indemnifying Party in accordance with this Section 9.3(b); provided, that, an Indemnifying Party will not be entitled to assume the defense of such Third Party Claim if (A) such Third Party Claim could result in criminal liability of, or equitable remedies against, the Indemnified Party, or (B) such Third Party Claim does not solely seek and continue to solely seek monetary damages. The Indemnifying Party will have full control of such defense and proceedings, including any Settlement thereof; provided, that, the Indemnifying Party will not enter into any Settlement without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, such consent will not be required if (i) the Settlement (x) for any civil litigation contains a complete and unconditional general release by the third party asserting the Third Party Claim to all Indemnified Parties affected by the Third Party Claim and (y) for any Action that provides a full resolution of the matters investigated based on the facts known at the time, (ii) the Settlement does not contain any sanction or material restriction upon the conduct or operation of any business conducted by the Indemnified Party or its Affiliates, (iii) the Settlement involves only monetary payments and, subject to the Cap and the other terms and conditions of this section, the Indemnifying Party pays, or agrees to pay or cause to be paid, all such monetary payments arising out of such Settlement promptly and in no more than 10 Business Days following the effectiveness of such Settlement and (iv) exclusively with respect to any of the matters for which Selling Shareholders have agreed to provide indemnification pursuant to Section 9.2(a)(iii), the Settlement would not reasonably be expected to have a materially negative effect on any pending litigation involving the same or similar facts or allegations for which the Indemnified Party may have a Liability or result in the imposition of restrictions upon the conduct or operation of any business conducted by the Indemnified Party. The Indemnified Party may participate in, but not control, any defense or resolution of such Third Party Claim controlled by the Indemnifying Party pursuant to this Section 9.3(b), and the Indemnified Party will bear its own costs and expenses with respect to such participation unless the employment of separate legal counsel is reasonably necessary to protect the Indemnified Party’s interests, in which case such costs and expenses shall be borne by the Indemnifying Party.

9.3.1.2.	(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b) within 15 Business Days after receipt of any Claim Notice, then the Indemnified Party will defend itself against the applicable Third Party Claim, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party, in all appropriate proceedings and in good faith, which proceedings will be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party will defend any such Third Party Claim in good faith and have full control of such defense and proceedings; provided, that, the Indemnified Party may not enter into any Settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent will not be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Indemnified Party will not have the authority to make any admission of fact or liability as part of a Settlement that would reasonably be excepted to have a materially negative effect on any Liability for which Selling Shareholders have agreed to provide indemnification pursuant to Section 9.2(a)(iii) or any pending litigation involving the same or similar facts or allegations for which the Indemnifying Party may have any Liability, without the prior written consent of Indemnifying Party. The Indemnifying Party may participate in, but not control, any defense or Settlement controlled by the Indemnified Party pursuant to this Section 9.3(c), and the Indemnifying Party will bear its own costs and expenses with respect to such participation. For the avoidance of doubt, if the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.3(b) within 15 Business Days after receipt of any Claim Notice, the Indemnifying Party will be liable for the reasonable fees and expenses of counsel employed by the Indemnified Party for any period from and after such 15 Business Day period until the Indemnifying Party has assumed the defense thereof (but only if the Indemnified Party is actually entitled to indemnification hereunder).

(d) If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder), to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party elects to contest, including providing reasonable access to documents, records and information. In addition, the Indemnified Party will make its personnel reasonably available at no cost to the Indemnifying Party for conferences, discovery, proceedings, hearings, trials or appeals as may be reasonably requested by the Indemnifying Party. The Indemnified Party also agrees to reasonably cooperate with the Indemnifying Party and its counsel, in the making of any related counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and executing powers of attorney to the extent necessary.

(e) A claim for indemnification for any matter not involving a Third Party Claim will be asserted by notice to the Indemnifying Party as promptly as practicable (the failure to give prompt notice will not, however, relieve the Indemnifying Party of its indemnification obligations unless the Indemnifying Party is prejudiced by such delay), which notice will describe in reasonable detail the nature of the claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.

9.4.	Limitations on Liability.

Notwithstanding anything to the contrary in this Agreement:

9.4.1.	Deductible. Each Indemnifying Party is only liable for Damages if the total of such Damages exceeds $7,500 (the “Deductible”). If the Deductible is met, the Selling Shareholders are only liable for the amount of Damages that exceeds the Deductible.

9.4.2.	The total liability of any Indemnifying Party for a breach of representations and warranties is limited to US$4,000,000 (the “Cap”). This Cap does not apply to breaches related to Taxes, Fundamental Matters, or to willful and knowing fraud.

9.4.3.	Each Indemnified Party will have a duty to use commercially reasonable efforts to mitigate any Damages arising out of or relating to this Agreement or the transactions contemplated hereby, including incurring the minimum costs necessary to remedy any breach that gives rise to such Damages. The amount of any Damages for which an Indemnified Party claims indemnification under this Agreement will be reduced by the amount of (i) any insurance proceeds actually received from third party insurers with respect to such Damages; (ii) any Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of such Damages in the Tax period in which the indemnification payment is made or in a prior Tax period (provided that any such Tax benefit is actually realized in the same year as the incurrence or payment of such Damages), and (iii) any indemnification, contribution, offset or reimbursement payments actually received from third parties with respect to such Damages, in each case of clauses (i) through (iii) above, net of any reasonable costs associated with recovery of such amounts; provided, that, such Indemnified Party will use commercially reasonable efforts to obtain recoveries from insurers, including title insurers, and other third parties in respect of this section. If an Indemnified Party (A) actually receives insurance proceeds from third party insurers with respect to such Damages, (B) actually realizes any Tax benefit in a later year, or (C) actually receives indemnification, contribution, offset or reimbursement payments from third parties with respect to such Damages, in each case, at any time subsequent to any indemnification payment pursuant to this section, then such Indemnified Party will promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount actually received (or, in the case ofa Tax benefit, actually realized) by such Indemnified Party.

9.4.4.	Notwithstanding anything to the contrary herein, no Indemnified Party shall recover more than once for the same Liability.

9.4.5.	THE RIGHTS OF INDEMNIFICATION SET FORTH IN THIS SECTION 9 WILL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING ANY INDEMNIFYING PARTY) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED ON THE INDEMNIFIED PARTY.

10.	Tax Matters

10.1.	Transfer Taxes. All transfer, sales, use, excise, and similar taxes arising from the transfer of the Sold Shares will be borne equally by the Selling Shareholders and the Buyer on a 50-50 basis. Each party will be responsible for filing any required Tax Returns or documents related to these Transfer Taxes as required by law.

10.2.	Tax Sharing Agreements. All tax sharing agreements and arrangements between the Target and each Selling Shareholder or its Affiliates will be terminated effective as of the close of business on the Closing Date and will have no further effect.

10.3.	Tax Indemnification.

10.3.1.	The Selling Shareholders, severally and not jointly, will indemnify the Buyer for and hold it harmless against any and all Damages arising out of or relating to: (i) all Taxes imposed on or with respect to the Target for any Pre-Closing Tax Period; (ii) any incurred Taxes of any affiliated, consolidated, combined, or unitary group of which the Target was a member on or prior to the Closing Date; (iii) any Transfer Taxes for which the Selling Shareholders are responsible; and (iv) any Taxes resulting from a breach of any tax-related covenant by the Selling Shareholders.

10.3.2.	The Buyer will indemnify the Selling Shareholders and hold them harmless against any and all Damages arising out of or relating to: (i) any Taxes imposed on the Target for any Post-Closing Tax Period, excluding any Taxes attributable to the Pre-Closing Tax Period; (ii) any Transfer Taxes for which the Buyer is responsible; and (iii) any Taxes resulting from a breach of any tax-related covenant by the Buyer.

10.3.3.	The indemnification obligations in this section will survive the Closing for 30 days after the expiration of the applicable statute of limitations (including extensions) for the relevant Tax period.

10.4.	Procedures Relating to Indemnification of Tax Claims.

10.4.1.	If a claim for Taxes, including notice of a pending audit, deficiency, proposed adjustment, assessment, examination, suit, dispute or other claim with respect to Taxes will be made by any Taxing Authority, for periods ending on or after the Closing Date which, if successful, might result in a claim for indemnity pursuant to this section (any such claim, a “Tax Claim”), the Party which receives such Tax Claim will notify the other Party in writing within ten (10) days of receipt thereof; provided, that, the failure of an Indemnified Party to give such notice to an Indemnifying Party will not affect the indemnification provided hereunder except to the extent that the Indemnifying Party has actually and materially been prejudiced by such failure.

10.4.2.	With respect to any Tax Claim relating to the Pre-Closing Tax Period, Selling Shareholders will control, at Selling Shareholders’ expense, the conduct of such Tax Claim unless Selling Shareholders provide Buyer with written notice of their refusal to control such Tax Claim; provided, that, (i) Selling Shareholders will keep Buyer reasonably informed as to the status of any Tax Claim that Selling Shareholders control pursuant to this section if the resolution of such Tax Claim would reasonably be expected to have a material effect on the Liability of Buyer or any of its Affiliates for Taxes for any Post-Closing Tax Period, Selling Shareholders will not settle or otherwise compromise such Tax Claim without Buyer’s written consent, which will not be unreasonably withheld, conditioned or delayed. If Selling Shareholders refuse to control a Tax Claim pursuant to this section, Buyer will control such Tax Claim; provided, that, (A) Buyer will keep Selling Shareholders reasonably informed as to the status of such Tax Claim and (B) Buyer will not settle or otherwise compromise such Tax Claim without Selling Shareholders’ written consent, which will not be unreasonably withheld, conditioned or delayed.

10.4.3.	Coordination with Section 9. Except to the extent specifically set forth in this Agreement, the recourse of any Buyer Indemnitee for any and all Damages relating to or arising from Tax matters, will be controlled by this section rather than Section 9.

11.	Miscellaneous

11.1.	Further Assurances. Each of the Parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

11.2.	Confidentiality; Public Announcements.

11.2.1.	Each Party hereby undertakes that, until the Closing, it shall maintain, and shall cause all of its respective directors, officers, and employees, its Affiliates and its shareholders and anyone on their behalf, to maintain, in strict confidence, all Confidential Information, and not to allow any third party to have access to any Confidential Information. Each Party hereby undertakes that it shall, and shall cause all of its respective directors, officers, and employees, its Affiliates and shareholders and anyone on their behalf, to disclose any Confidential Information to its consultants and other representatives (“Authorized Representatives”) only on a “need to know” basis, provided that such Authorized Representatives are bound by confidentiality undertakings which are at least as strict as the undertakings set out herein, and provided further, that it shall remain liable to any unauthorized disclosure of Confidential Information by its and its Affiliates’ Authorized Representatives. For the purpose of this Section 11.2.1, “Confidential Information” shall mean all documents and information in connection with the Parties, their Subsidiaries, if applicable, and other entities which they hold (or will hold from time to time) and/or their shareholders, including, without limitation, information concerning their activities, operations, results, financial reports and other financial information, proprietary rights, business plans, research and development, services, products, customers, and suppliers, and in connection with this Agreement and any other of the Transaction Agreements. Notwithstanding the foregoing, documents and information shall not be deemed Confidential for the purpose of this Section 11.2.1 if (i) such information is in the public domain at the time of disclosure; (ii) the disclosing Party can demonstrate that such information (a) became publicly available not due to a breach of this Section 11.2.1 by such Party, or (b) was obtained from a third party without breach of any confidentiality obligations; (iii) such information is otherwise required to be disclosed by (a) any applicable law or regulations; (b) a competent court; or (c) a governmental (or quasi-governmental), administrative or regulatory authority, provided, however, that subject to a applicable law a Party will use all reasonable efforts to notify the disclosing Party of the obligation to make such disclosure in advance of the disclosure so that the disclosing Party will have a reasonable opportunity to object to such disclosure.

11.2.2.	As of the Closing, the provisions of Section 11.2.1 shall terminate and be of no further force and effect. If this Agreement is terminated in accordance with its terms prior to the Closing, the Parties, their respective Affiliates and anyone on their behalf will continue to maintain the confidentiality of all information and materials obtained from the other side (or from the other side’s authorized representatives), in accordance with the terms and provisions of Section 11.2.1.

11.2.3.	Notwithstanding anything to the contrary contained herein, Target specifically acknowledges and understands that Buyer is a public company traded on NASDAQ, therefore it is required to make certain disclosures and publications under applicable laws which may include this Agreement and/or the Parties’ engagement.

11.3.	Entire Agreement. This Agreement constitutes the full and entire understandings and agreements between the Parties hereto regarding the subject matters hereof and supersedes all prior agreements, proposals, understandings and arrangements, oral or written, if any between the Parties hereto with respect to the subject matter hereof.

11.4.	Amendment and Waiver. Any current or further term of this Agreement may be amended with the written consent of all Parties hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.

11.5.	Assignment. Neither Party may assign, delegate or otherwise transfer this Agreement or any ofits rights or obligations hereunder.

11.6.	Delays or Omissions. No failure, delay or omission to exercise any right, power, or remedy accruing to any Party hereto upon any breach or default hereunder shall be deemed a waiver thereof or of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.

11.7.	Cumulative Remedies. Subject to the terms of this Agreement, all remedies, either under this Agreement or by law or otherwise, afforded to any party hereto shall be cumulative and not alternative.

11.8.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement, and such unenforceability shall not affect any other provision of this Agreement. Upon such determination, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

11.9.	Expenses. Each Party hereto shall bear its respective costs and expenses (including legal fees) incurred by it in connection with this Agreement and the transactions contemplated herein.

11.10.	Road Show Expenses. Buyer covenants and agrees that, for so long as Buyer holds, directly or indirectly, the Target’s outstanding shares, Buyer shall be responsible for, and shall reimburse the Target for, all reasonable fees, costs, and expenses associated with roadshows, traveling presentations, and other similar investor-relations activities in which the Target may engage from time to time with the intent of developing, maintaining, and growing relationships with investors and prospective investors; provided, however, that any such expenses shall be subject to Buyer’s prior review and approval of a budget to be submitted by the Target in advance. Buyer shall respond to any such budget submission within three (3) Business Days, failing which such budget shall be deemed not approved.

11.11.	Further Assurances. Without derogating from the generality of Section 11.1, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

11.12.	Governing Law. Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts-of-law principles that would result in the application of the laws of any other jurisdiction. Any dispute, claim or controversy arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought exclusively in (i) the state courts located in New York County, New York, or (ii) the United States District Court for the Southern District of New York, and each Party hereby irrevocably submits to the exclusive jurisdiction of such courts. Each Party (a) waives any objection based on forum non conveniens, improper venue, or lack of personal jurisdiction, (b) agrees not to bring any action relating to this Agreement in any court other than the foregoing courts, and (c) consents to service of process in the manner provided in Section Notices (or as otherwise permitted by applicable law).

11.13.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original enforceable against the Party signing such counterpart, and all of which together shall constitute one and the same instrument. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement may be signed by electronic means.

11.14.	Schedules and Annexes. As soon as practical following the date of this Agreement, and in any event prior to the Closing Date, the Parties shall agree in good faith the form and content of all schedules, annexes, appendices and exhibits which are referenced herein but are not attached hereto as ofthe date hereof.

11.15.	Notices. All notices and other communications required or permitted hereunder to be given to a Party to this Agreement shall be in writing and shall be given in person (including by courier service), by registered mail, or by email (provided that written confirmation of receipt is provided), addressed to such Party’s address as set forth below or at such other address as the Party shall have furnished to each other Party in writing in accordance with this provision:

If to the Selling Shareholders:	Attention: Fahim Hashim

Address: 4415 Harrison Street, Suite 247, Hillside, IL 60162, USA

E-mail: Fahim@itonic.health

With a copy (which shall not constitute notice) to: Saul Ewing LLP

Chicago, IL 60601

E-mail: casey.grabenstein@saul.com

Attention: Casey Grabenstein

If to the Buyer:	Attention: Jianfei Zhang

Address: Room 306, NET Building, Hong Jun Ying South Road, Chaoyang District, Beijing, China

E-mail: zhangjianfei@ftzy.com.cn

With a copy (which shall not constitute notice) to: Sunsea Law Group P.C.

Attention: Yao Zhang, Esq.; Shuang Li, Esq.

Adress: 18300 Karman Ave Suite 970, Irvine, CA 92612

E-mail: ayzhang@sunsealaw.com;lee@sunsealaw.com

Or such other address with respect to a Party as such Party shall notify each other Party in writing as above provided. All communications delivered in person (including by courier service) shall be deemed to have been given upon delivery, those given by email shall be deemed given on the Business Day following transmission with confirmed answer back, and all notices and other communications sent by registered mail shall be deemed given five (5) days after posting.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Share Purchase Agreement on the date first above written.

The Selling Shareholders:		The Buyer:

Signature:	/s/ Fahim Hashim	Pheton Holdings Ltd
Name:	Fahim Hashim
By:
Signature:	/s/ Xinyang Wang	Name:	Jianfei Zhang
Name:	Xinyang Wang	Title:	Chief Executive Officer and Chairman of the Board of Directors

Signature:		The Target
Name:	Zheng James Chen
iTONIC CORPORATION
Signature:		By:	/s/ Fahim Hashim
Name:	Yujun He	Name:	Fahim Hashim
		Title:	CEO
Signature:
Name:	Jianbao Liang

Signature:
Name:	Xiaoyue Li

Signature:
Name:	Ailiang Nie

Signature:
Name:	Fanfu He

Signature:
Chow-Tong Investment Limited

Exhibit A

List of Selling Shareholders and Sold Shares

The following persons (each, a “Selling Shareholder”) agree to sell to Buyer the number of shares of iTonic Corporation set forth opposite their respective names (the “Sold Shares”).

No.	Selling Shareholder (legal name)	Share Class / Series	Number of Shares to be Sold	% of Issued & Outstanding as of the Closing Date
1	Fahim Hashim	common stock	2,650.00	26.50%
2	Xinyang Wang	common stock	1,135.00	11.35%
3	Zheng James Chen	common stock	230.00	2.30%
4	Yujun He	common stock	164.00	1.64%
5	Jianbao Liang	common stock	65.00	0.65%
6	Xiaoyue Li	common stock	65.00	0.65%
7	Ailiang Nie	common stock	107.00	1.07%
8	Fanfu He	common stock	174.00	1.74%
9	Chow-Tong Investment Limited	common stock	510.00	5.10%
Total			5,100.00	51.00%

A-1

Exhibit B

Progress Schedule

B1.	Overview

B1.1.	Instruments issued at Closing. At Closing, the Buyer will issue to the Target (or its designees):

i.	4,000,000 shares (the “Buyer Shares”), all subject to lock-up under Exhibit C of the Agreement.

ii.	warrants to purchase up to 3,000,000 Class A ordinary shares ofthe Buyer (the “Warrants”), none of which is exercisable until released under this Progress Schedule.

B1.2.	Quarterly tranches. The instruments are divided into 12 quarterly tranches over three years:

i.	12 tranches of 333,333 Class A ordinary shares each, with the final quarter trued-up so the aggregate equals 4,000,000 Class A ordinary shares.

ii.	12 tranches of warrants to purchase 250,000 Class A ordinary share each (up to 3,000,000).

B2.	Performance Periods and Targets

Except as set forth in Section B3.6 and B3.7, performance shall be measured on a quarterly basis, with an annual catch-up permitted within the same fiscal year only. The Milestones shall be tied to both Sales Volume (Units) and Sales Revenue (USD), as follows:

Milestone	Period	Respective Time Range	Quarterly/Annual Sales Volume Target (Units)	Quarterly/Annual Sales Revenue Target (USD)
I	Q1 2026	Jan 1, 2026 – Mar 31, 2026	150	224,000
II	Q2 2026	Apr 1, 2026 – Jun 30, 2026	200	458,000
III	Q3 2026	Jul 1, 2026 – Sep 30, 2026	350	1,035,800
IV	Q4 2026	Oct 1, 2026 – Dec 31, 2026	300	1,282,200
Year 1 Catch-Up	FY 2026	Jan 1 - Dec 31, 2026	1,000 (aggregate)	3,000,000 (aggregate)
V	Q1 2027	Jan 1, 2027 – Mar 31, 2027	350	1,050,000
VI	Q2 2027	Apr 1, 2027 – Jun 30, 2027	350	1,050,000
VII	Q3 2027	Jul 1, 2027 – Sep 30, 2027	350	1,050,000
VIII	Q4 2027	Oct 1, 2027 – Dec 31, 2027	350	1,050,000
Year 2 Catch-Up	FY 2027	Jan 1 - Dec 31, 2027	1,400 (aggregate)	4,200,000 (aggregate)
IX	Q1 2028	Jan 1, 2028 – Mar 31, 2028	490	1,470,000
X	Q2 2028	Apr 1, 2028 – Jun 30, 2028	490	1,470,000
XI	Q3 2028	Jul 1, 2028 – Sep 30, 2028	490	1,470,000
XII	Q4 2028	Oct 1, 2028 – Dec 31, 2028	490	1,470,000
Year 3 Catch-Up	FY 2028	Jan 1 - Dec 31, 2028	1,960 (aggregate)	5,880,000 (aggregate)

B3.	Release / Exercisability Mechanics

B3.1.	Quarterly Release. For each Quarter, if both (i) the Quarterly Sales Volume target and (ii) the Quarterly Sales Revenue target for that Quarter are achieved, then: (a) the Buyer Shares tranche for that Quarter is released from lock- up, and (b) the Warrants tranche for that Quarter becomes exercisable, in each case within five (5) Business Days after delivery of the Quarterly Certificate (see Section B4.1).

B3.2.	Annual Catch-Up. If a Quarter in a given fiscal year does not meet the respective one or both quarterly targets, the related tranches remain locked/not exercisable. If, at the end of that same fiscal year, the Target achieves both the Annual Sales Volume target and the Annual Sales Revenue target, then all withheld tranches for that year are released/exercisable within five (5) Business Days after delivery of the Annual Certificate (See Section B4.2).

B-1

B3.3.	No cross-year carryover. Catch-up is strictly confined to the fiscal year to which the tranches relate.

B3.4.	Forfeiture. If, for any fiscal year, the Target fails to achieve either the Annual Sales Volume target or the Annual Sales Revenue target:

i.	the Buyer Shares tranches for that year are permanently forfeited, and the Target shall repurchase such year’s Buyer Shares at par value within 10 Business Days; and

ii.	the Warrants tranches for that year are automatically terminated and cancelled (or, if already delivered into escrow, promptly returned for cancellation).

B3.5.	No partial credit. Within a Quarter (and at Year-end), both volume and revenue tests must be satisfied to trigger release/exercisability. Exceeding one metric does not compensate for failing the other.

B3.6.	Total delivery. Notwithstanding anything to the contrary herein, the Target shall be entitled to early release of all remaining Buyer Shares and full exercisability of all remaining Buyer Warrants in Year 3 (January 1, 2028 through December 31, 2028), and upon achievement of all outstanding Milestones in the aggregate. For purposes of this Section, achievement of “all outstanding Milestones” shall require (i) aggregate sales volume of not less than three thousand three hundred sixty (3,360) units (being the sum of 1,000 units for Year 1, 1,400 units for Year 2, and 1,960 units for Year 3), and (ii) aggregate sales revenue of not less than USD 13,080,000 (being USD 3.0 million for Year 1, USD 4.2 million for Year 2, and USD 5.88 million for Year 3). Upon satisfaction of the foregoing conditions at any time prior to 11:59 p.m. Pacific Time on December 31, 2028, all remaining Buyer Shares then subject to the Lockup Agreement shall be released, and all remaining Buyer Warrants shall become fully exercisable, in each case within five (5) Business Days of Buyer’s receipt of the applicable quarterly or annual milestone certificate.

B3.7.	Bonus Warrants. If, for any fiscal year during the performance period, the Target’s aggregate annual sales volume reflects an increase of not less than two hundred percent (200%) as compared to the immediately preceding fiscal year, and if the Target has achieved no fewer than one (1) Milestone applicable to such immediately preceding fiscal year, then the Selling Shareholders shall be entitled to receive, as a performance bonus, additional warrants (the “Bonus Warrants”). The Bonus Warrants shall entitle the holders thereof, pro rata in accordance with their respective ownership interests, to purchase in the aggregate up to a number of Buyer Class A ordinary shares equal to one percent (1%) of the then-issued and outstanding Buyer Class A ordinary shares, at an exercise price per share equal to the Recent Market Price, defined as the average bid price over the last five (5) trading days of such immediately preceding fiscal year.

B4.	Measurement, Certification, and Verification

B4.1.	Quarterly Certificate. Within 10 Business Days after each Quarter, the Target shall deliver a certificate signed by its CEO/CFO specifying Quarterly Sales Volume and Quarterly Sales Revenue, with reasonable supporting data.

B4.2.	Annual Certificate. Within 15 Business Days after each fiscal year, the Target shall deliver an annual certificate confirming Annual Sales Volume and Annual Sales Revenue and identifying any same-year catch-up tranches to be released.

B4.3.	Definitions.

i.	Sales Volume = units delivered to customers, net of returns/cancellations.

ii.	Sales Revenue = gross revenue recognized under GAAP/IFRS for the period. Currency and accounting policies must be consistent with the Target’s audited financial statements.

B4.4.	Audit/verification. Buyer may, on reasonable notice, audit source data no more than two times per year. Disputes are resolved per the Agreement’s dispute mechanism; tranches under dispute remain locked until final resolution.

B5.	Administrative Provisions

B5.1.	True-Up of Buyer Shares. The final Quarter’s share tranche is adjusted so the total released equals 4,000,000 Class A ordinary shares.

B5.2.	No waiver by past release. A release in any Quarter does not waive the requirement to meet the annual targets for same-year catch-up.

B5.3.	Company class change by the Buyer. After the closing, the Buyer needs to complete the transfer of the company registration from F to S within two years after closing.

B5.4.	Interpretation. Capitalized terms not defined here have the meanings in the Agreement. In case of conflict, this Exhibit controls for release/exercisability mechanics.

B-2

Exhibit C

FORM OF

LOCK-UP AGREEMENT

[DATE]

Pheton Holdings Ltd
Room 306, NET Building,

Hong Jun Ying South Road, Chaoyang District,

Beijing, China

Ladies and Gentlemen:

This letter agreement (this “Lock-up Agreement”) relates to that certain Stock Purchase Agreement entered into as of [●], 2025 (as amended, restated, supplemented or modified from time to time, the “Transaction Agreement”), by and among Pheton Holdings Ltd, a holding company incorporated in the Cayman Islands (the “Company”), and [●] Selling Shareholders, each being a stockholder of Itonic Corporation, a company organized and acting under the laws of the state of Delaware. Unless otherwise defined herein, capitalized terms used in this Lock-up Agreement shall have the meanings ascribed to them in the Transaction Agreement.

1. In order to induce all parties to consummate the transactions contemplated by the Transaction Agreement, the undersigned hereby agrees that, from the Closing Date until December 31, 2028 (subject to early release as set forth in Paragraph 2, the “Lock-Up Period”), the undersigned will not, directly or indirectly: (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the “Exchange Act”), with respect to Buyer Shares issued to the undersigned pursuant to the Transaction Agreement (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

2. Notwithstanding the foregoing, the Lock-Up Shares may be released from the restrictions herein on a rolling basis in accordance with the Progress Schedule set forth in the Transaction Agreement, provided that (a) the applicable Milestone under the Progress Schedule has been met, and (b) such release has been confirmed in writing and approved by the Company in its sole discretion, acting reasonably and in good faith. For the avoidance of doubt, no release of Lock-Up Shares shall be deemed to occur automatically upon Milestone achievement without such written Company approval. Any determination by the Company that a Milestone has been met shall be final and binding absent manifest error. Subject to the requirements set forth in Section 3, the restrictions shall also be removed for the relevant portion of the Lock-Up Shares at the time of any automatic buy-back.

3. Subject to the requirements of the Progress Schedule, if, as of each of the first, second, and third anniversaries of the Closing Date, any portion of the Lock-Up Shares within the respective one-third (1/3) annual tranche of the total Lock-Up Shares has not been released in accordance with the Progress Schedule and Company approval as described in paragraph 2, then such unreleased portion shall become subject to automatic buy-back by the Company at a price equal to the nominal par value at US$0.0001 per class A ordinary share. The Company shall be entitled to effect such buy-back within ten (10) Business Days following the applicable anniversary date, and the undersigned agrees to take all necessary steps and execute all documents reasonably requested by the Company to effectuate such buy-back promptly.

4. For the avoidance of doubt, none of the restrictions set forth in this Lock-up Agreement shall apply to any of the Company’s class A ordinary shares purchased by the undersigned in the open market or in any public or private capital raising transaction of the Company or otherwise, including, without limitation, any of the Company’s class A ordinary shares issued pursuant to any share subscription agreements or otherwise to any of the Company’s class A ordinary shares (or other securities of the Company) other than the Lock-Up Shares. For the avoidance of any doubt, the parties hereto acknowledge and agree that the undersigned shall retain all of its rights as a shareholder of the Company during the Lock-up Period, including, without limitation, the right to vote, and to receive any dividends and distributions in respect of, the Lock-Up Shares.

5. The undersigned hereby authorizes the Company during the Lock-Up Period to cause its transfer agent for the Lock-up Shares to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, the Lock-up Shares for which the undersigned is the record holder and, in the case of Lock-up Shares for which the undersigned is the beneficial holder but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the share register and other records relating to, such Lock-up Shares, if such transfer would constitute a violation or breach of this Lock-up Agreement.

6. The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-up Agreement and that this Lock-up Agreement constitutes the legal, valid and binding obligation of the undersigned, enforceable in accordance with its terms. Any obligations of the undersigned shall be binding upon the successors and assigns of the undersigned from and after the Closing Date.

7. This Lock-up Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Lock-up Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

8. The Company hereby represents, warrants, covenants, and agrees that: (i) if any Lock-Up Agreement executed in connection with the transactions contemplated by the Transaction Agreement is amended, modified, or waived in a manner favorable to any other shareholder, including, without limitation, shortening the lock-up period or providing additional exceptions to the transfer restrictions, then this Lock-Up Agreement shall be deemed contemporaneously amended in the same manner, and the Company shall promptly notify the undersigned of such amendment, modification, or waiver; (ii) if any such shareholder is released, in whole or in part, from its lock-up restrictions, the undersigned shall be similarly and contemporaneously released from the lock-up restrictions under this Lock-Up Agreement, including a release of the same proportion of Lock-Up Shares as released for such other shareholder; and (iii) the Company shall promptly notify the undersigned of any such release or waiver granted to any other shareholder subject to a Lock-Up Agreement. For the avoidance of doubt, this provision is intended to ensure that the undersigned receives equal treatment with any other party subject to a Lock-Up Agreement in connection with any favorable modifications, waivers, or releases.

9. No party hereto may assign either this Lock-up Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Lock-up Agreement shall be binding on the undersigned and its successors and assigns.

10. This Lock-up Agreement is to be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to its rules of conflict of laws.

11. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND AGREES TO CAUSE EACH OF HIS, HER OR ITS AFFILIATES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF HIS, HER OR ITS AFFILIATES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ACTION ARISING OUT OF OR BASED UPON THIS LOCK-UP AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS PARAGRAPH 11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS PARAGRAPH 11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

12. Any term or provision of this Lock-up Agreement that is found to be invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Lock-up Agreement or affecting the validity or enforceability of any of the terms or provisions of this Lock-up Agreement in any other jurisdiction. If any provision of this Lock-up Agreement is found to be so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

13. This Lock-up Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which will constitute but one instrument. This Lock-up Agreement is effective upon delivery of one executed counterpart from each party to the other party. The signatures of all of the parties need not appear on the same counterpart. The delivery of signed counterparts by email which includes a copy of the sending party’s signature(s) (including by “.pdf” format) or by electronic transmission is as effective as signing and delivering the counterpart in person.

14. Any notice, consent, waiver, demand or other communication under this Lock-Up Agreement must be in writing and shall be deemed to have been duly given and effective: (i) when delivered in person or by courier service; (ii) three (3) business days after being sent by registered or certified mail, return receipt requested; (iii) one (1) business day after being sent by a nationally recognized overnight delivery service; or (iv) when sent by email, upon transmission if no delivery failure notice is received by the sender. All such communications shall be sent to the address or email address of the recipient as set forth below the signature of such party (or to such other address or email address as may be designated by a party by written notice to the other parties in accordance with this paragraph 14). Each party agrees to update its notice information promptly upon any change.

15. This Lock-up Agreement shall become effective on the Closing Date. This Lock-up Agreement and the obligations of each party hereunder shall automatically terminate upon any termination of the Transaction Agreement.

[Signature on the following page]

Very truly yours,

By:
Name:
Title:

Address:

Email:

Accepted and Agreed:

Pheton Holdings Ltd

By:
Name:
Title:

Address:	Room 306, NET Building, Hong Jun Ying South Road, Chaoyang District, Beijing, China

Email:

[Signature Page to Lock-Up Agreement]

Exhibit D

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY AN OPINION OF COUNSEL, IN A GENERALLY ACCEPTABLE FORM.

EARNOUT WARRANT

PHETON HOLDINGS LTD

Warrant Number: [______]
Warrant Shares: [_______]	Issue Date: [______]

THIS EARNOUT WARRANT (the “Warrant”) certifies that, for value received, [•] (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, to subscribe for and purchase from Pheton Holdings Ltd, an exempted company incorporated in the Cayman Islands (the “Company”), up to [3,000,000] (as subject to adjustment hereunder, the “Warrant Shares”) of Class A ordinary shares, $0.0001 par value per share, of the Company (“Ordinary Shares,” and each an “Ordinary Share”). The exercisability of this Warrant shall be subject to the achievement of the twelve (12) release Milestones set forth in Progress Schedule of the Stock Purchase Agreement, dated [•], by and among the Company, the Selling Shareholders, and the Target (as amended, supplemented or otherwise modified from time to time, the “SPA”). Upon the Company’s written confirmation that a Milestone has been satisfied in accordance with the SPA, the portion of the Warrant attributable to such Milestone shall become exercisable. The Holder must exercise any portion of the Warrant that becomes exercisable pursuant to the SPA within [ninety (90) days] following receipt of the Company’s confirmation of Milestone satisfaction (the “Exercise Period”); provided, however, that in no event shall this Warrant remain exercisable after 5:00 p.m., New York City time, on the [fifth anniversary] of the date hereof (the “Expiration Date”). Any portion of the Warrant not exercised within the applicable Exercise Period shall automatically lapse and be of no further force or effect. The purchase price of one Ordinary Share under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b).

Section 1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the SPA.

“Lock-up Agreement” means the Lock-up Agreement, dated [__], 2025, by and between the Company and the Holder.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, incorporated organization or government or department or agency thereof.

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Ordinary Share is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the OTCQB or the OTCQX (or any successors to any of the foregoing).

“Trading Price” means, with respect to any security, for any date, the price determined by the first of the following clauses that applies: (i) if the security is then listed or quoted on a Trading Market, the closing price of the security for such date on the Trading Market on which the security is then listed or quoted as reported by Bloomberg L.P., (ii) the closing price of the security for such date on the OTC Bulletin Board, (iii) if the security is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the security are then reported in the “Pink Sheets” published by OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share or unit of the security so reported, or (iv) in all other cases, the fair market value of a share or unit of the security as determined by the Company’s board of directors in reliance on the advice of a nationally recognized independent investment banking firm retained and paid by the Company for this purpose.

Section 2. Exercise.

(a) Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, during the Exercise Period by delivery to the Company of a duly executed facsimile copy or PDF copy submitted by email (or email attachment) of the Notice of Exercise in the form annexed hereto (the “Notice of Exercise”). Within three (3) Trading Days following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Notice of Exercise by wire transfer of immediately available funds or cashier’s check drawn on a United States bank. No ink-original Notice of Exercise shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Exercise be required. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the date that Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date on which the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Holder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

(b) Exercise Price. The exercise price per Ordinary Share under this Warrant shall be the closing price of the Company’s Class A Ordinary Shares on the last trading day of the fiscal quarter in which the applicable performance milestone is achieved, subject to adjustment as provided herein (the “Exercise Price”).

(c) Mechanics of Exercise.

(i) Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted, at the Company’s option, by (a) the transfer agent of the Company to the Holder by crediting the account of the Holder’s or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company or its designee is then a participant in such system, (b) by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise or (c) issuing such Warrant Shares in the name of the Holder in restricted book-entry form in the Company’s share register, by the date that is the earliest of (i) three (3) Trading Days after the delivery to the Company of the Notice of Exercise, and (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company (such date, the “Warrant Share Delivery Date”). Upon delivery of the Notice of Exercise to the Company, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares; provided that payment of the aggregate Exercise Price is received within three (3) Trading Days following delivery of the Notice of Exercise to the Company.

(ii) Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

(iii) Rescission Rights. If the Company fails to cause the transfer agent to transmit to the Holder the Warrant Shares pursuant to Section 2(c)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

(iv) Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder. The Company shall pay all transfer agent fees required for processing of any Notice of Exercise and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for electronic delivery of the Warrant Shares.

(v) Closing of Books. The Company will not close its shareholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

(v) Forfeiture of Unvested Tranches. To the extent any Milestone is not achieved in accordance with the terms of the SPA, the portion of this Warrant corresponding to such Milestone (including the right to acquire the Warrant Shares subject thereto) shall automatically be forfeited, cancelled, and of no further force or effect, without any action required by the Company. The Holder shall have no further rights with respect to any forfeited portion of this Warrant. Any portion of this Warrant that is forfeited in accordance with this Section shall be deemed automatically cancelled and void without any requirement for the Holder to surrender this Warrant. The Company’s records shall be conclusive as to the number of Warrant Shares remaining subject to this Warrant after giving effect to such forfeiture.

Section 3. Certain Adjustments.

(a) Share Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Ordinary Shares or any other equity or equity equivalent securities payable in Ordinary Shares (which, for avoidance of doubt, shall not include any Ordinary Shares issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding Ordinary Shares into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding Ordinary Shares into a smaller number of shares, or (iv) issues by reclassification of shares of the Ordinary Share any shares of capital stock of the Company, then in each case the Warrant Shares shall be multiplied by a fraction of which the numerator shall be the number of Ordinary Shares (excluding treasury shares, if any) outstanding immediately after such event and of which the denominator shall be the number of Ordinary Shares outstanding immediately before such event, and the Exercise Price shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Consolidation or Merger. In the event of any consolidation or merger of the Company into another Person or other similar transaction, in each case which entitles the holders of Ordinary Shares to receive (either directly or upon subsequent liquidation) shares, securities, or assets with respect to or in exchange for Ordinary Shares, the Warrant shall, immediately after such consolidation, merger, or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such consolidation, merger, sale, or similar transaction if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale, or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and, in such case, appropriate adjustment shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 3(b) hereof shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares, securities, or assets thereafter acquirable upon exercise of this Warrant. The provisions of this Section 3(b) shall similarly apply to successive consolidations, mergers, or similar transactions.

(c) Notice to Holder. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly deliver to the Holder by facsimile or email a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

Section 4.  Transferability. This Warrant is not transferable.

Section 5. Prohibition on Hedging. The Holder may not, directly or indirectly, sell, hedge, transfer, pledge, mortgage, charge or otherwise dispose of or encumber, or grant any option over or right to, this Warrant or the Holder’s economic or legal rights or interests in this Warrant or in the Ordinary Share issuable pursuant to this Warrant.

Section 6. Miscellaneous.

(a) No Rights as Shareholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a shareholder of the Company prior to the exercise hereof as set forth in Section 2(c)(i), except as expressly set forth in Section 3.

(b) Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any share certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or share certificate, if mutilated, the Company will make and deliver a new Warrant or share certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or share certificate.

(c) Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Trading Day, then such action may be taken or such right may be exercised on the next succeeding Trading Day.

(d) Authorized Shares. The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant.

(e) Governing Law and Jurisdiction. All questions concerning the construction, validity, enforcement and interpretation of this Warrant shall be determined in accordance with the provisions of the Business Combination Agreement.

(f) Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(i) The Holder is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.

(ii) The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(iii) The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects, and financial condition of the Company.

(g) Notices. Any notices, consents, waivers or other document or communications required or permitted to be given or delivered under the terms of this Warrant must be in writing and will be deemed to have been delivered: (i) upon receipt, if delivered personally; (ii) when sent, if sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) when sent, if sent by email (provided that such sent email is kept on file (whether electronically or otherwise) by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient); and (iv) if sent by overnight courier service, one (1) Trading Day after deposit with an overnight courier service with next day delivery specified, in each case, properly addressed to the party to receive the same. If notice is given by facsimile or email, a copy of such notice shall be dispatched no later than the next business day by first class mail, postage prepaid. The addresses, facsimile numbers and email addresses for such communications shall be:

If to the Company:

Name: Pheton Holdings Ltd

Address: Room 306, NET Building,

Hong Jun Ying South Road, Chaoyang District,

Beijing, China

Attn: Jianfei Zhang

If to the Holder:

Name: [●]
Address: [●]
Attn: [●]

Or, in each of the above instances, to such other address, facsimile number or email address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party at least five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender’s facsimile machine containing the time, date and recipient facsimile number or (C) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iv) above, respectively. A copy of the email transmission containing the time, date and recipient e- mail address shall be rebuttable evidence of receipt by email in accordance with clause (iii) above.

(h) Entire Agreement. This Warrant, together with the SPA, and the Lock-up Agreement, constitutes the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(i)  Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the parties hereto and the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

(j)  Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

(k) Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS WARRANT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS WARRANT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(l)  Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

(m) Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

********************

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned have caused this Warrant to be executed by its respective officer thereunto duly authorized as of the date first above indicated.

Pheton Holdings Ltd

By:
	Name:	[______]
	Title:	[______]

[●]

By:
	Name:	[______]
	Title:	[______]

NOTICE OF EXERCISE

To: Pheton Holdings Ltd (the “Company”)

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of lawful money in the United States.

(3) Please issue said Warrant Shares in the name of the undersigned:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

_______________________________

_______________________________

_______________________________

(4) Accredited Investors. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity:

Signature of Authorized Signatory of Investing Entity:

Name of Authorized Signatory:

Title of Authorized Signatory:

Date:

(Signature must conform in all respects to name of Holder as specified on the face of the Warrant)

Exhibit E

Disclosure Schedule

E-1